                                   NUCO2 INC.
                             2800 S.E. MARKET PLACE
                              STUART, FLORIDA 34997

                                  March 3, 2005

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

   Re: NuCO2 Inc.
       Registration Statement on Form S-3
       (Registration Number 333-122226)
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Ladies and Gentlemen:

     The purpose of this letter is to confirm the telephone conversation of
March 2, 2005 between Kenneth Silverman of Olshan Grundman Frome Rosenzweig &
Wolosky LLP, our counsel, and Matt Franker, Staff Attorney at the Commission, in
which we requested the withdrawal of our prior request for acceleration, dated
March 1, 2005, of the Registration Statement referred to above.

     We intend to make a subsequent request for acceleration of such
Registration Statement by separate letter to the Commission.

                              Very truly yours,

                              NUCO2 INC.

                              By: /s/ Michael E. DeDomenico
                                 ------------------------------------
                                  Michael E. DeDomenico
                                  Chief Executive Officer